Exhibit 10.5

Project Agreement

December 28, 2006

Nova Biosource Fuels, Inc.

The Riviana Building

2777 Allen Parkway, Suite 860

Houston, Texas  77019

Dear Mr. McGraw:

Tatum, LLC (“Tatum,” “we,” or “us”) is pleased that Nova Biosource Fuels, Inc. (the “Company,” “you” or “your”) has selected us to perform certain financial services on behalf of the Company (the “Services”).  This letter along with the terms and conditions attached as Exhibit A which are incorporated herein by reference (collectively, the “Agreement”) confirms our mutual understanding of the terms and conditions upon which the Services will be provided.

As previously discussed, we will provide the following Services:  Conduct an assessment of the current financial, accounting and information systems and an assessment as to how these systems may affect internal management reporting, external financial reporting and internal controls over financial reporting.

Any additional Services requested by you from time to time are subject to Tatum’s consent.  You acknowledge that Tatum’s success in performing the Services depends on the participation, cooperation, and support of your most senior management.  Accordingly, you will designate a management-level individual to be responsible for overseeing the Services.  Throughout the course of providing the Services, we will meet with your representative to discuss the findings and recommendations resulting from the Services.

The Services will be performed under the direction of the Chief Executive Officer of the Company and will be performed by employees of the Company or member(s) of Tatum including Mr. David Gullickson (collectively, the “Tatum Resources”).

We will begin providing the Services on December 3, 2006.  It is expected that, with the Company’s cooperation, it will take until about of December 31, 2006 to complete the Services.  We will keep you apprised of any anticipated changes to the schedule.

In consideration for the Services provided, you will pay us a monthly fee equal to $21,000 per Tatum Resource.  The fees will be prorated for the first and final fee period based on the number of days in such period.  Upon the written agreement of the parties, the fees may be adjusted from time to time.  In addition, you will reimburse Tatum or the Tatum Resources directly for all reasonable travel and out-of-pocket expenses incurred by Tatum or the Tatum Resources.

As a condition to providing the Services, we require a security deposit in an amount equal to $10,000 (the “Deposit”), which will only be used by us under the limited circumstances described on Exhibit A and as a deposit for the Executive Services Agreement also under consideration by Tatum and the Company.  The Deposit is due upon the execution of this Agreement.

We appreciate the opportunity to serve you and believe this Agreement accurately reflects our mutual understanding of the terms upon which the Services will be provided.  We would be pleased to discuss this Agreement with you at your convenience.  If the foregoing is in accordance with your understanding, please sign a copy of this Agreement and return it to my attention.

Sincerely,

Tatum, LLC

Bob Litschi

Managing Partner

/s/ Bob Litschi

Accepted and agreed:

Nova Biosource Fuels, Inc.

By:	/s/ J. D. McGraw

Name:	J. D. McGraw

Title:	President

Date:	December 28, 2006

Exhibit A

Terms and Conditions

1.                                      Relationship of the Parties.  The parties agree that Tatum and the Tatum Resources will be serving the Company as independent contractors for all purposes and not as employees, agents, or partners of or joint venturers with the Company.  Tatum and the Tatum Resources will have control over the order and sequence of the Services and the specific hours worked, will have the opportunity for entrepreneurial profit, and will not be subject to Company withholding of income or employment taxes.  The Tatum Resources will not be or serve as an employee, manager, officer, or director of the Company, nor will the Tatum Resources have any authority or control over the employees of the Company or the authority to sign any documents on behalf of the Company, including, without limitation, checks and other means of payment, federal or state securities filings, tax filings, or representations and warranties.  Accordingly, the Company will not (i) give or require the Tatum Resources to use the titles “Chief Financial Officer,” “Chief Information Officer,” “Chief Operating Officer,” or any other title that suggests such individual is an employee, manager, officer, or director of the Company, (ii) represent or require the Tatum Resources to represent to any third party that the Tatum Resources are anything other than consultants to the Company, or (iii) require or request that the Tatum Resources supervise or control the employees of the Company or sign any documents on behalf of the Company.

2.                                      Payment Terms.  The Company will pay all amounts owed to Tatum no later than 10 days from the receipt of invoice by electronic transfer in accordance with the instructions set forth below.  All reimbursement of expenses directly to the Tatum Resources will occur within five days of submission of expense reports to the Company.  In lieu of terminating this Agreement, Tatum may suspend the provision of Services if amounts owed are not paid in accordance with the terms of this Agreement.

Bank Name:

Branch:

Account Name:

Account Number:

Routing Number for ACH Payments:

Please reference Company name in the body of the payment.

If the Company is unable to make electronic payments, the Company will mail all payments to Tatum, LLC, P.O. Box 403291, Atlanta, Georgia 30384-3291 or such other address as may be designated by Tatum in writing from time to time.

3.                                      Deposit.  If the Company breaches this Agreement and fails to cure such breach as provided for herein, Tatum will be entitled to apply the Deposit to its damages resulting from such breach.  In the event the Deposit falls below the amount required, the Company will pay Tatum an additional amount equal to the shortfall.  Upon the expiration or termination of this Agreement, Tatum will return to the Company the balance of the Deposit remaining after application of any amounts to damages as provided for herein, including, without limitation, unfulfilled payment obligations of the Company to Tatum or the Tatum Resources.

4.                                      Term and Termination.

(a)                                  This Agreement will be effective as of the earlier of (i) the date Tatum begins providing Services to the Company, and (ii) the date the Company signs the Agreement as indicated on the signature page.

(b)                                 Either party may terminate this Agreement at any time for any reason upon written notice to the other. Tatum will continue to provide, and the Company will continue to pay for, the Services until the termination effective date.

(c)                                  The expiration or termination of this Agreement will not destroy or diminish the binding force and effect of any of the provisions of this Agreement that expressly, or by reasonable implication, come into or continue in effect on or after such expiration or termination, including, without limitation, provisions relating to payment of fees and expenses (including witness fees and expenses), hiring the Tatum Resources, governing law, arbitration, and limitation of liability.

5.                                      Hiring Tatum Resource Outside of a Tatum Agreement.  During the 12-month period following the termination or expiration of this Agreement, other than in connection with another Tatum agreement, the Company will not employ any Tatum Resource, or engage any Tatum Resource as an independent contractor, to render services similar to those that the Tatum Resource will be rendering pursuant to this Agreement.  The parties recognize and agree that a breach by the Company of this provision would result in the loss to Tatum of the Tatum Resource’s valuable expertise and revenue potential and that such injury will be impossible or very difficult to ascertain.  Therefore, in the event this provision is breached, Tatum will be entitled to receive as liquidated damages an amount equal to 45% of Tatum’s Annualized Project Fees (as defined below), which amount the parties agree is reasonably proportionate to the probable loss to Tatum and is not intended as a penalty.  The amount will be due and payable to Tatum upon written demand to the Company.  If a court or arbitrator determines that liquidated damages are not appropriate for such breach, Tatum will have the right to seek actual damages and/or injunctive relief.  “Annualized Project Fees” means the equivalent of what Tatum would receive under this Agreement for the Tatum Resource on a full-time annual basis plus the maximum amount of any bonus for which Tatum was eligible with respect to the then-current bonus year.

6.                                      Warranties and Disclaimers.  It is understood that Tatum does not have a contractual obligation to the Company other than to provide the Services using commercially reasonably efforts in accordance with industry standards.  The Company acknowledges that any information, including any resources delivered through Tatum’s proprietary information and technology system, will be provided by Tatum as a tool to be used in the discretion of the Company.  Tatum will not be responsible for any action taken by the Company in following or declining to follow any of Tatum’s or the Tatum Resources’ advice or recommendations.  Tatum disclaims all other warranties, whether express, implied or statutory.  Without limiting the foregoing, Tatum makes no representation or warranty as to the accuracy or reliability of reports, projections, certifications, opinions, representations, or any other information prepared or made by Tatum or the Tatum Resources (collectively, the “Information”) even if derived from Tatum’s intellectual capital, and Tatum will not be liable for any claims of reliance on the Information.  The Information is for the sole benefit of the Company and not any unnamed third parties.  Tatum will not be liable for any non-compliance of the Information with federal, state, or local laws or regulations.  The Services will not constitute an audit, review, or compilation, or any other type of financial statement reporting or attestation engagement that is subject to the rules of the AICPA or other similar state or national professional bodies.

7.                                      Limitation of Liability.  The liability of Tatum in any and all categories and for any and all causes arising out of this Agreement, whether based in contract, tort, negligence, strict liability or otherwise will, in the aggregate, not exceed the actual fees paid by the Company to Tatum over the previous two months’ of the Agreement.  In no event will Tatum be liable for incidental, consequential, punitive, indirect or special damages, including, without limitation, any interruption or loss of business, profit or goodwill.  As a condition for recovery of any liability, the Company must assert any claim against Tatum within three months after discovery or 60 days after the termination or expiration of this Agreement, whichever is earlier.

8.                                      Governing Law, Arbitration, and Witness Fees.

(a)                                  This Agreement will be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws provisions.

(b)                                 If the parties are unable to resolve any dispute arising out of or in connection with this Agreement, the parties agree and stipulate that any such disputes will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”).  The arbitration will be conducted in the Atlanta, Georgia office of the AAA by a single arbitrator selected by the parties according to the rules of the AAA, and the decision of the arbitrator will be final and binding on both parties.  In the event that the parties fail to agree on the selection of the arbitrator within 30 days after either party’s request for arbitration under this Section, the arbitrator will be chosen by the AAA.  The arbitrator may in his or her discretion order documentary discovery but will not allow depositions without a showing of compelling need.  The arbitrator will render his or her decision within 90 days after the call for arbitration.  Judgment on the award of the arbitrator may be entered in and enforced by any court of competent jurisdiction.  The arbitrator will have no authority to award damages in excess or in contravention of this Agreement and may not amend or disregard any provision of this Agreement, including this Section.  Notwithstanding the foregoing, either party may seek appropriate injunctive relief from any court of competent jurisdiction, and Tatum may pursue payment of undisputed amounts through any court of competent jurisdiction.

(c)                                  In the event any member or employee of Tatum (including, without limitation, any Tatum Resource) is requested or authorized by the Company or is required by government regulation, subpoena, or other legal process to produce documents or appear as witnesses in connection with any action, suit or other proceeding initiated by a third party against the Company or by the Company against a third party, the Company will, so long as

Tatum is not a party to the proceeding in which the information is sought, reimburse Tatum for its member’s or employee’s professional time (based on customary rates) and expenses, as well as the fees and expenses of its counsel (including the allocable cost of in-house counsel), incurred in responding to such requests.

9.                                      Miscellaneous.

(a)                                  This Agreement constitutes the entire agreement between the parties with regard to the subject matter hereof and supersede any and all agreements, whether oral or written, between the parties with respect to its subject matter.  No amendment or modification to this Agreement will be valid unless in writing and signed by both parties.

(b)                                 If any portion of this Agreement is found to be invalid or unenforceable, such provision will be deemed severable from the remainder of this Agreement and will not cause the invalidity or unenforceability of the remainder of this Agreement, except to the extent that the severed provision deprives either party of a substantial portion of its bargain.

(c)                                  Neither the Company nor Tatum will be deemed to have waived any rights or remedies accruing under this Agreement unless such waiver is in writing and signed by the party electing to waive the right or remedy.  The waiver by any party of a breach or violation of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of such provision or any other provision of this Agreement.

(d)                                 Neither party will be liable for any delay or failure to perform under this Agreement (other than with respect to payment obligations) to the extent such delay or failure is a result of an act of God, war, earthquake, civil disobedience, court order, labor dispute, or other cause beyond such party’s reasonable control.

(e)                                  The Company may not assign its rights or obligations under this Agreement without the express written consent of Tatum.  Nothing in this Agreement will confer any rights upon any person or entity other than the parties hereto and their respective successors and permitted assigns and the Tatum Resources.

(f)                                    The Company agrees to reimburse Tatum for all costs and expenses incurred by Tatum in enforcing collection of any monies due under this Agreement, including, without limitation, reasonable attorneys’ fees.

(g)                                 The Company agrees to allow Tatum to use the Company’s logo and name on Tatum’s website and other marketing materials for the sole purpose of identifying the Company as a client of Tatum.  Tatum will not use the Company’s logo or name in any press release or general circulation advertisement without the Company’s prior written consent.